Exhibit 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (No. 333 -121223) on Form S-8 of Orange 21 Inc. of our report dated April 13, 2006, with respect to the balance sheet of LEM S.r.l as of December 31, 2005 and the related statement of operations, quotaholders’ equity and cash flows for the year then ended which report appears in the December 31, 2005 Annual Report on Form 10-K of Orange 21 Inc.

/s/ KPMG S.p.A.

Varese, Italy

April 17, 2006